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Exhibit 21.5

Subsidiaries of Valvino Lamore, LLC upon consummation of this offering of second mortgage notes and Wynn Resorts, Limited's initial public offering of common stock:

Exact Name of Subsidiary as Specified in its Charter	State or Other Jurisdiction or Incorporation or Organization
Wynn Design & Development, LLC	Nevada
dba Wynn Design & Development
dba Wynn Design and Development

Desert Inn Water Company, LLC	Nevada

Wynn Resorts Holdings, LLC	Nevada
dba The Wynn Collection
dba Wynn Resorts

World Travel, LLC*	Nevada

Las Vegas Jet, LLC*	Nevada

Desert Inn Improvement Co.*	Nevada

Palo, LLC*	Delaware

Wynn Las Vegas, LLC*	Nevada
dba Le Rêve
dba Club Le Rêve
dba Le Rêve Casino Hotel
dba Le Rêve Casino Hotel & Towers
dba Le Rêve Gallery of Fine Art
dba Le Rêve Golf Club
dba Le Rêve Hotel & Casino
dba Le Rêve Hotel & Towers
dba Le Rêve Resort & Casino
dba Le Rêve Resort & Country Club

Wynn Las Vegas Capital Corp.*	Nevada

Wynn Completion Guarantor, LLC*	Nevada

*
Indicates indirect subsidiary of Valvino Lamore, LLC

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  Subsidiaries of Valvino Lamore, LLC upon consummation of this offering of second mortgage notes and Wynn Resorts, Limited's initial public offering of common stock